Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ALLERGAN, INC.

ARTICLE ONE

The name of the Corporation is Allergan, Inc. (the “Company”).

ARTICLE TWO

The address of the registered office of the Company in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

The total number of shares of stock which the Company is authorized to issue is 2,000 shares of stock, of which 1,000 shares shall be designated common stock (the “Common Stock”) and 1,000 shares shall be designated preferred stock (the “Preferred Stock”), all of which shares of Preferred Stock are presently undesignated to a series. The board of directors (the “Board of Directors”) of the Company is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation (the “Certificate”), as amended from time to time, and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto (including, without limiting the generality of the foregoing, (i) the voting rights relating to shares of Preferred Stock of any series, which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions, (ii) the rate of dividend to which holders of Preferred Stock of any series may be entitled, which may be cumulative or noncumulative, (iii) the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Company, (iv) the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Company or any subsidiary of the Company (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and (vi) the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation).

Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.01.

ARTICLE FIVE

The number of directors of the Company shall be such as from time to time fixed by, or in the manner provided in, the Bylaws of the Company (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The Board of Directors of the Company may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE EIGHT

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

ARTICLE NINE

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate and of any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

ARTICLE TEN

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE ELEVEN

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b) hereof, the Company shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Article Eleven shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (an “expense advancement”); provided, however, that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by an indemnitee in his or her capacity as a director or officer of the Company (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified under this Article Eleven or otherwise; and provided, further, that no expense advancement shall be paid by the Company if independent legal counsel shall advise the Board of Directors in a written opinion that, based upon the facts known to such counsel at the time, (i) the indemnitee acted in bad faith or deliberately breached his or her duty to the Company or its stockholders, and (ii) as a result of such conduct by the indemnitee, it is more likely than not that it will ultimately be determined that such indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify such indemnitee. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

(b) If a claim under subparagraph (a) of this Article Eleven is not paid in full by the Company within 30 days after a written claim has been received by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an expense advancement, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. It shall be a defense to any such action that the indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct; provided, however, that a determination by the Board of Directors denying an expense advancement based upon the written opinion of independent legal counsel as provided for in subparagraph (a) above shall be a complete defense to any action seeking an expense advancement, but such determination shall not be a defense or create a presumption that the indemnitee is not entitled to be indemnified hereunder upon the final disposition of the proceeding.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eleven shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the

Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE TWELVE

Section 203 of the Delaware General Corporation Law of shall not apply to the Company.

ARTICLE THIRTEEN

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

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